VOTING AGREEMENT

THIS VOTING AGREEMENT (the "Agreement") is made and entered into as of this 25th day of February, 2013 by and among Bulova Technologies Group, Inc., a Florida corporation (the "Company"), Fieldstone Affiliates, LLC, a Nevada Fieldstone limited liability company ("Fieldstone"), Stephen L Gurba and Evelyn R. Gurba (together, "Gurba"), **GovFunding LLC**, a Florida limited liability company ("GovFunding") and any subsequent investors, or transferees, who become parties hereto as shareholders pursuant to the terms hereof ((such "Shareholders," collectively with Fieldstone, GovFunding and Gurba, the "Shareholders").

RECITALS

A. Concurrently with the execution of this Agreement, Fieldstone is entering into a Preferred Stock Purchase Agreement (the "Purchase Agreement") providing for the sale of two billion (2,000,000,000) shares of the Company's preferred stock from the Company.

B. Two billion (2,000,000,000) shares of preferred stock are held by Stephen L. Gurba and Evelyn R. Gurba, as tenants by the entirety; and the parties desire to provide Fieldstone and Gurba with the right, among other rights, to elect certain members of the board of directors of the Company (the "Board ") in accordance with the terms of this Agreement.

C. Concurrently with the execution of this Agreement, GovFunding, NFC III, LLC and the Company are entering into a Intercreditor and Subordination Agreement providing for the subordination of GovFunding's security interest in the Company and canceling and issuing GovFunding additional new warrants.

D. The Company's Articles of Incorporation provides that directors of the Company shall be elected by a majority of the outstanding voting power of the Company.

E. The parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to how all shares of the Company's capital stock held by each of them will be voted under circumstances detailed herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, mutual covenants and agreements hereinafter set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

1. Voting Provisions Regarding Board of Directors

1.1 For purposes of this Agreement, the term "Shares" shall mean and include any shares of the Company's Preferred Stock (the "Preferred Stock"), par value $.00001, and any shares of the Company's Common Stock, par value $.001 (the "Common Stock"), or by whatever name called, now owned or subsequently acquired by an Shareholder, however

acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events, purchase or otherwise.

1.2 Board Composition. From and after the Closing (as such term is defined in the Purchase Agreement), each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders of the Company, such that the following persons shall be elected to the Board:

(a) So long as Fieldstone owns shares of Preferred Stock, two (2) individuals designated by Fieldstone;

(b) So long as Gurba owns shares of Preferred Stock, two (2) individual designated by Gurba;

(c) So long as Fieldstone and Gurba own shares of Preferred Stock, one (1) individual designated by mutual agreement between Gurba and Fieldstone; and

(d) So long as Fieldstone and Gurba own shares of Preferred Stock, one individual as a board observer appointed by Fieldstone.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a "Person") shall be deemed an "Affiliate" of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.3 Failure to Designate a Board Member. In the absence of any designation from the Person(s) or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4 Removal of Board Members. Each Shareholder also agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Investor has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 1.2 of this Agreement may be removed from office unless: (i) such removal is directed or approved by the affirmative vote of the Person(s) entitled to designate or approve such director pursuant to Section 1.2, or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 1.2 is no longer so entitled to designate or approve such director or occupy such Board seat;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.2 shall be filled pursuant to the provisions of Section 1.2; and

(c) upon the request of any Person entitled to designate a director as provided in Section 1.2, to remove such director, such director shall be removed.

All Shareholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5 No Liability for Election of Recommended Directors. No party, nor any Affiliate of any such party, shall have any liability as a result of designating a Person for election as a director for any act or omission by such designated Person in his or her capacity as a director of the Company, nor shall any party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6 Directors' and Officers' Insurance. Within five (5) days after the date of this Agreement, the Company agrees to obtain, and at all times to cause to remain in effect thereafter, a minimum of $1,000,000 of directors' and officers' liability insurance upon such terms and conditions as mutually are acceptable to the Shareholders.

2. Remedies.

2.1 Covenants of the Company. The Company agrees to use its reasonable best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company's reasonable best efforts to cause the nomination and election of the directors as provided in this Agreement.

2.2 Irrevocable Proxy. Each party to this Agreement hereby constitutes and appoints the Chief Executive Officer of the Company, and each member of the Board, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto, and hereby authorizes each of them to represent and to vote, if and only if the party: (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party's Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates. Each party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or

understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

2.3 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Shareholders shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

2.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3. Miscellaneous.

3.1 This Agreement shall not terminate until terminated in writing by the parties hereto.

. 3.2 Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company's recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A , along with the Spousal Waiver, as applicable, attached to this Agreement as Exhibit B. Upon the execution and delivery of an Adoption Agreement by any transferee and the Spousal Waiver by the transferee's spouse, as applicable, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee's signature appeared on the signature pages of this Agreement and shall be deemed to be an Shareholder. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 3.2. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 3.11.

3.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.4 Jurisdiction; Venue; Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to the applicable conflicts of laws principles thereof. The parties agree that venue for each action, suit, or other legal proceeding arising under or relating to this Agreement, shall be the County Court or Circuit Court located in Hillsborough County, Florida, or the Federal District Court for the Middle District of Florida, Hillsborough County, Florida, and the parties hereby waive any right

to sue or be sued in any other county in Florida or any other state.

3.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.6 Notices. Any notice, request or other document required or permitted to given or delivered to any party hereto shall be delivered in accordance with the notice provisions of the Purchase Agreement.

3.7 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Shareholders.

3.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

3.10 Entire Agreement. This Agreement (including the Exhibits hereto), constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.11 Legend on Share Certificates. Each certificate representing Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

> "THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN."

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 3.11 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 3.11 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

3.12 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company's voting securities hereafter to any of the Shareholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 3.11.

3.13 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

3.14 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

3.15 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

3.16 Counterparts. This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered to be valid and effective for all purposes.

3.17 Aggregation of Stock. All Shares held or acquired by an Shareholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:

BULOVA TECHNOLOGIES GROUP, INC.

By: ______________________

Name: Mr. Stephen L. Gurba
Title: President and Chief Executive Officer

SHAREHOLDERS:

FIELDSTONEAFFILIATES, LLC

By: ______________________

Name: Mr. Gary L. Shapiro
Title: Member

Stephen L Gurba and Evelyn R. Gurba

By:______________________

Name: Mr. Stephen L. Gurba

By:______________________

Name: Mrs. Evelyn R. Gurba

GOVFUNDING LLC

By: ______________________

Name: Mr. C.W. Colburn
Title:Member

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (this "Adoption Agreement") is executed by the undersigned (the " Shareholder ") pursuant to the terms of that certain Voting Agreement dated as of [ ], 2013 (the " Agreement "), by and among Bulova Technologies Group, Inc., a Florida corporation (the " Company ") and certain of its stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Shareholder agrees as follows.

1. Acknowledgement. Shareholder acknowledges that Shareholder is acquiring certain shares of the Preferred Stock or Common Stock of the Company (including options, warrants or other rights thereto, the "Securities"), either as a transferee or as a party who has agreed to be bound by the terms of the Agreement.

2. Agreement. The Shareholder hereby (a) agrees that the Securities, and any other shares of Preferred Stock or Common Stock or securities acquired by the Shareholder, shall be bound by and subject to the terms of the Agreement, (b) adopts the Agreement with the same force and effect as if Shareholder were originally a party thereto; and (c) agrees to sign any and all documents pertaining to the acquisition of Preferred Stock or Common Stock as the Company may reasonably request.

3. Notice. Any notice required or permitted by the Agreement shall be given to the Shareholder at the address or facsimile number listed below the Shareholder's signature hereto.

DATE:

SHAREHOLDER: ____________________

By: ____________________

Name: ____________________

Address: ____________________

____

Facsimile Number: ____________________

ACCEPTED AND AGREED:
BULOVA TECHNOLOGIES GROUP, INC. GOV FUNDING

By: ____________________

Name: ____________________

Title: ____________________

EXHIBIT B

CONSENT OF SPOUSE

I, ____________________, spouse of ______________, acknowledge that I have read the Voting Agreement, dated as of ____________________________, to which this Consent is attached as Exhibit B (the "Agreement"), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

ated: ________________________

____

Name: ____________________________